INTRODUCTION & SUMMARY

COMPANY OVERVIEW

This report has been prepared by the management of Lyft, Inc. (herein referred to as the “Lyft”, “Company”, “we”, “us”, or “our”). The information includes the activities of all majority-owned subsidiaries and variable interest entities that are required to be consolidated.

Lyft is a ridesharing marketplace that connects drivers with riders via the Lyft mobile application in cities across the United States and in select cities in Canada. To complement its software offering, Lyft designs and contracts to manufacture equipment in Lyft’s micro-mobility network including bicycles, e-bicycles, scooters, bike stations, and vehicle accessories (Lyft Glow in-car emblem and Halo vehicle rooftop digital screens).

FORWARD LOOKING STATEMENTS

This Conflict Minerals Report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any plans or intentions to improve the number and quality of supplier and smelter response rates and steps we intend to take to mitigate risk in our supply chain. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, Lyft’s actions and the results of those actions may be affected by: (a) changes in global regulations related to the extraction of and disclosure obligations related to conflict minerals; (b) the ability of our direct suppliers and smelters to provide accurate information in response to our requests; (c) the availability of alternate sources of materials necessary to the functionality or production of our products on commercially reasonable terms or at all; (d) the ability of certified smelters to meet demand for raw materials; and (e) limits on our ability to unilaterally influence supplier behavior. These forward-looking statements are made as of the date hereof and Lyft assumes no obligation to update such statements.

INTRODUCTION

For the 2021 calendar year, Lyft determined that tin, tungsten, tantalum and/or gold (“3TGs”) were necessary to the functionality or production of products that were manufactured or contracted to be manufactured by Lyft. Therefore, Lyft conducted a reasonable country of origin inquiry (“RCOI”) in good faith to determine whether any of the 3TGs in Covered Products (as defined below) originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively referred to as the “Covered Countries”). Based on its RCOI, Lyft believes that its Covered Products could contain 3TGs that may have originated in the Covered Countries and, therefore, in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (from here on referred to “Section 1502 of the Dodd-Frank Act” or “the Rule”), performed due diligence on the source and chain of custody of the 3TGs in question to determine whether its Covered Products are “DRC Conflict Free.” The Company designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework in The Organization for Economic Co-Operation and Development

(“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”).

Lyft is committed to upholding responsible sourcing practices. As such, the Company has implemented a Supplier Code of Conduct (the “Supplier Code”) to formalize its efforts to uphold human rights and responsible practices across the supply chain. Lyft’s Supplier Code encompasses regulatory, compliance, and ethical requirements and covers human rights and labor, health and safety, environmental, ethics (which covers responsible sourcing of minerals), and intellectual property categories and also provides for an audit, investigations and reporting mechanism.

CONFLICT MINERALS PROGRAM

Lyft’s requirement for responsible sourcing of minerals is incorporated into our Supplier Code, and is available online at https://www.lyft.com/suppliers/code-of-conduct. Lyft has adopted additional practices and procedures to implement the standard set forth in our Supplier Code, including pre-onboarding due diligence of higher-risk suppliers.

To determine Lyft’s products that may contain 3TGs, we screened our Enterprise Resource Planning (“ERP”) database for metal parts and printed circuit board assemblies (“PCBAs”). As required under the Rule, these are the products that Lyft manufactured or contracted others to manufacture and that are covered in this Report (collectively, the “Covered Products”).

REASONABLE COUNTRY OF ORIGIN INQUIRY

To determine whether necessary 3TGs in Covered Products originated in Covered Countries, Lyft contracted Assent, a third-party service provider, to assist us in reviewing the supply chain and identifying risks. We provided a list of suppliers and parts associated with the Covered Products to Assent for upload to the Assent Compliance Manager (“ACM”).

To collect data on the materials’ sources of origin procured by the supply chain, Lyft utilized the Conflict Minerals Reporting Template (“CMRT”) version 6.10 to conduct a survey of all suppliers that provide Covered Products to Lyft since only those parts could contain 3TGs (“in-scope suppliers”).

During the supplier survey, we contacted suppliers via the ACM, a platform provided by Assent that enables users to complete and track supplier communications, and allows suppliers to upload completed CMRTs directly to the platform for validation, assessment and management. The ACM also provides functionality that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. Additionally, the metrics provided in this report, as well as the step-by-step process for supplier engagement and upstream due diligence investigations performed, are managed through this platform.

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Via the ACM and Assent team, we requested that all in-scope suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the ACM for future reporting and transparency.

Our program includes automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the suppliers who sell parts directly to Lyft (“Tier 1 suppliers”). The results of this data validation contribute to the program’s health assessment and are shared with the suppliers to ensure they understand areas that require clarification or improvement.

All submitted forms are accepted and classified as valid or invalid so that data is retained. Invalid CMRTs include non-responsive, incomplete or contradicting answers. Suppliers are contacted regarding invalid forms and are encouraged to submit a valid form. Suppliers are also provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses and direct engagement help through Assent’s multilingual Supplier Experience team. Since some suppliers may remain unresponsive to feedback, Lyft tracks program gaps to account for future improvement opportunities. As of May 20, 2022, there were 0 invalid supplier submissions that could not be corrected.

As of May 20, 2022, there were 34 in-scope suppliers and 13 provided a completed CMRT. Lyft’s total response rate for this reporting year was 38%. These metrics are summarized in the table below:

Year	In Scope Suppliers	% of In-Scope Suppliers that Responded with Valid Submissions	% of In-Scope Suppliers that Provided Invalid Submissions
2021	34	38%	0%

DESIGN OF DUE DILIGENCE

Lyft designed its due diligence measures to conform, in all material respects, with the framework in the OECD Guidance. The program aligns with the five steps for due diligence that are described by the OECD Guidance and the Company continues to evaluate market expectations for data collection and reporting to assess opportunities for improvement.

Due diligence requires our necessary reliance on data provided by direct suppliers and third-party audit programs. There is a risk of incomplete or inaccurate data as the process cannot fully be controlled by Lyft. However, Lyft’s due diligence process, including the outreach and process validation conducted by Assent, conforms with the OECD’s guidance as it relates to Lyft’s position as a downstream purchaser.

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DUE DILIGENCE PERFORMED

1)ESTABLISH STRONG COMPANY MANAGEMENT SYSTEMS

•Internal Compliance Team

Lyft established a cross-functional Conflict Minerals Compliance Team led by our Legal Team.
The Conflict Minerals Compliance Team is responsible for implementing the conflict minerals compliance strategy and briefing senior management about the results of these due diligence efforts.

Lyft also uses a third-party service provider, Assent, to assist with evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps that the Company undertakes with suppliers in regards to conflict minerals.

We leverage Assent’s Managed Services in order to work with dedicated program specialists who support Lyft’s conflict minerals program. We communicate regularly with the Assent team in order to receive updates on program status. Each member of Assent’s Customer Success team is trained in conflict minerals compliance and the relevant OECD requirements, and understands the intricacies of the CMRT and conflict minerals reporting, as well as Section 1502 of the Dodd-Frank Act.

•Control Systems

Lyft expects all suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products sold to Lyft are DRC Conflict Free. This means that the products must not contain 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. The Company relies on direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers.

Lyft’s Supplier Code applies to all direct suppliers and outlines certain expected behaviors and practices. The Supplier Code is based on industry and internationally-accepted principles such as the United Nations Guiding Principles on Business and Human Rights and the OECD Due Diligence Guidance. Lyft’s Supplier Code is available on our website to all suppliers. We have the right to terminate relationships with the suppliers who do not meet Lyft’s requirements. The Supplier Code is reviewed regularly to ensure it continues to align with industry best practices.

•Supplier Engagement

Lyft has a strong relationship with Tier 1 suppliers. We have leveraged processes and educational opportunities to ensure non-English speaking suppliers have access to a free platform to upload their CMRTs, help desk support and other multilingual resources. Lyft’s suppliers are able to leverage Assent’s team of supplier support specialists to ensure they receive appropriate support and understand how to properly file a CMRT. Suppliers are provided guidance in their native language, if needed.

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With respect to the OECD requirement to strengthen engagement with suppliers, we have developed an internal procedure that includes steps of supplier engagement escalation including establishing a designated conflict mineral compliance communications channel, conflict mineral reporting questionnaire follow-up and in person meetings, as appropriate.

In addition, in our supplier contracts and in purchase orders, we require suppliers to comply with our Supplier Code, which includes an obligation to supply DRC Conflict-Free minerals. Acceptance of these terms is a condition of doing business with Lyft.

Lyft places a strong emphasis on supplier education and training. To accomplish this, Assent’s online resources are leveraged, and all in-scope suppliers have been provided with access to Assent’s library of conflict minerals training and support resources.

We believe that the combination of the Supplier Code and engagement with suppliers for conflict minerals training and requests constitute a strong supplier engagement program.

•Grievance Mechanisms

Lyft has established a mechanism whereby employees and suppliers can report violations of our policies, including with respect to conflict minerals. Suppliers and others outside of Lyft may contact Lyft’s Compliance team to report grievances or other issues by making a submission through Lyft’s Compliance & Ethics Hotline (the “Hotline”). A link to the Hotline is included in Lyft’s Supplier Code. The Hotline also includes toll-free telephone contact numbers and operators who speak the languages of the jurisdictions in which we operate.

Violations or grievances at the industry level can be reported to the Responsible Minerals Initiative (“RMI”) directly as well. This can be done at http://www.responsiblemineralsinitiative.org/responsible-minerals-assurance-process/grievance-mechanism/.

•Maintain Records

Lyft has adopted a policy to retain relevant conflict minerals documentation for a period of five years. Through Assent, a document retention policy to retain conflict minerals related documents, including supplier responses to CMRTs and the sources identified within each reporting period, has been implemented. We store all of the information and findings from this process in a database that can be audited by internal or external parties.

2)IDENTIFY & ASSESS RISK IN THE SUPPLY CHAIN

Risks associated with supplier CMRT content are identified automatically in the ACM based on Assent’s acceptance criteria for a valid supplier response. These risks are addressed by Assent staff and members of Lyft’s internal Conflict Minerals Compliance Team, who contact the supplier, gather pertinent data and perform an assessment of the supplier’s conflict minerals status.

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Risks at the supplier level may include non-responsive suppliers, incomplete CMRTs, or CMRTs that are submitted at the company level. In those cases where a company-level CMRT (such as when a company declares there are 3TGs in some of its products) is submitted, we are unable to determine if all of the specified smelters and refiners were used for 3TGs in the products supplied to us.

Additionally, some suppliers indicated that they received information regarding their supply chains from fewer than 75% of their suppliers and, therefore, they could not provide a comprehensive list of all smelters or refiners in their supply chains.

Risks were identified by assessing the due diligence practices and status of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners consolidated by the RMI to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the 2021 calendar year.

Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance such as the Responsible Minerals Assurance Process (“RMAP”). Lyft does not have a direct relationship with smelters and refiners, and does not perform direct audits of these entities within their pre-supply chain. Smelters that have completed an RMAP audit are considered to be DRC Conflict Free.

Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to redflag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:
•Geographic proximity to the Covered Countries;
•Known mineral source country of origin;
•RMAP audit status;
•Credible evidence of unethical or conflict sourcing; and
•Peer assessments conducted by credible third-party sources.

Risk mitigation activities are initiated whenever a supplier’s CMRT reports facilities of concern. Through Assent’s automated email receipts, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing that supplier to take their own independent risk mitigation actions. Examples include the submission of a product-specific CMRT to better identify the connection to products that they supply to Lyft. Additional escalation may have been necessary to address any continued sourcing from these smelters of concern. Suppliers are given clear performance objectives within reasonable timeframes with the ultimate goal of progressive elimination of these smelters of concern from the supply chain. In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process.

Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies.

3) DESIGN & IMPLEMENT A STRATEGY TO RESPOND TO RISKS
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Together with Assent, Lyft has developed processes to assess and respond to the conflict minerals risk identified in the supply chain. Escalations are sent to non-responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance with the conflict minerals rules and the Company’s expectations. Feedback on supplier submissions is given directly to suppliers and educational resources are provided to assist suppliers in corrective action methods or to improve their internal programs.

In cases where suppliers have been non-responsive or are not committed to corrective action plans, Lyft will assess if replacing that supplier is feasible. The results of the program and risk assessment are shared with the Conflict Minerals Compliance Team and Lyft’s Leadership Team to ensure transparency within the Company.

4)CARRY OUT INDEPENDENT THIRD-PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN

Lyft does not have a direct relationship with any 3TG smelters or refiners and does not perform or direct audits of these entities within the supply chain. Instead, the Company relies on third-party audits of smelters and refiners conducted as part of the RMAP. The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program.

5)REPORT ANNUALLY ON SUPPLY CHAIN DUE DILIGENCE

Lyft has published the Form SD for the year ended December 31, 2021. This report is available on the Company’s website at https://investor.lyft.com/financials-and-reports/esg/default.aspx. Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. Lyft has also publicly filed a Form SD and this report with the U.S. Securities and Exchange Commission. This year we have also considered the impacts from the European Union Conflict Minerals Rule when disclosing details with regard to due diligence efforts. We will continue to expand efforts both for transparency through the data collection process and risk evaluation, as well as the disclosure of efforts through the form of public report.

•Due Diligence Results

Supply chain outreach is required to identify the upstream sources of origin of 3TGs. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified. The following is the result of the outreach conducted by Lyft for the 2021 reporting year.

•Supply Chain Outreach Metrics
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Number of In-Scope Suppliers	Response rate	Valid response Rate
34	38%	38%

•Upstream Data Transparency

All smelters and refiners listed by suppliers in completed CMRTs, which appear on the RMI-maintained smelters list, are attached in Appendix A. As is a common practice when requests are sent upstream in the supply chain, those who purchase materials from smelters may not be able to discern exactly which of Lyft’s product lines the materials may end up in. As a result, those providing the smelters and refiners may list all smelters and refiners they may purchase from within the reporting period. Therefore, the smelters or refiners (as sources) listed in Appendix A are likely to be more comprehensive than the list of smelters or refiners which actually processed the 3TGs contained in our products.

Although the potential for over-reporting is understood, Lyft has taken measures to validate these sources of origin against validated audit programs intended to verify the material types and mine sources of origin for these smelters and refiners. From the gathered responses, 6 smelters out of 214 surveyed potentially posed a risk due to the presence of some red flag. 207 smelters were RMAP-conformant, 6 non-conformant, and 1 not enrolled into RMAP.

•Countries of Origin

Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP. As mentioned in the above section, it is understood that many responses may provide more data than can be directly linked to products sold by Lyft, therefore, Appendix B may contain more countries than those that the Company’s products are being sourced from.

•Risk Mitigation Plan

As of the date of this filing, Lyft has taken, or intends to take, the following steps to improve the due diligence conducted to further mitigate risk that the necessary 3TGs in the Company’s products could benefit armed groups in the Covered Countries:
•Through Assent, continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include, but are not limited to using a comprehensive smelter and refiner library with detailed status and notes for each listing; scanning for credible information on each smelter and refiner to flag risk issues; and comparing the list of smelters and refiners against government watch and denied parties lists.
•Engage with suppliers more closely, and provide more information and training resources regarding responsible sourcing of 3TGs.
•Encourage suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers.
•Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued.
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•Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis.

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APPENDIX A: SMELTER LIST
Includes: Mineral, smelter/refinery name, location

Metal	Smelter Name	Smelter Facility Location	Smelter ID
Gold	8853 S.p.A.	Italy	CID002763
Gold	Advanced Chemical Company	U.S.A.	CID000015
Gold	Aida Chemical Industries Co., Ltd.	Japan	CID000019
Gold	Al Etihad Gold Refinery DMCC	United Arab Emirates	CID002560
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	Germany	CID000035
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	CID000041
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	Brazil	CID000058
Gold	Argor-Heraeus S.A.	Switzerland	CID000077
Gold	Asahi Pretec Corp.	Japan	CID000082
Gold	Asahi Refining Canada Ltd.	Canada	CID000924
Gold	Asahi Refining USA Inc.	U.S.A.	CID000920
Gold	Asaka Riken Co., Ltd.	Japan	CID000090
Gold	Aurubis AG	Germany	CID000113
Gold	Bangalore Refinery	India	CID002863
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	Philippines	CID000128
Gold	Boliden AB	Sweden	CID000157
Gold	C. Hafner GmbH + Co. KG	Germany	CID000176
Gold	CCR Refinery - Glencore Canada Corporation	Canada	CID000185
Gold	Cendres + Metaux S.A.	Switzerland	CID000189
Gold	Chimet S.p.A.	Italy	CID000233
Gold	Chugai Mining	Japan	CID000264
Gold	Dowa	Japan	CID000401
Gold	DSC (Do Sung Corporation)	Korea, Republic Of	CID000359
Gold	Eco-System Recycling Co., Ltd. East Plant	Japan	CID000425
Gold	Emirates Gold DMCC	United Arab Emirates	CID002561
Gold	Geib Refining Corporation	U.S.A.	CID002459
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	China	CID002243
Gold	Heimerle + Meule GmbH	Germany	CID000694
Gold	Heraeus Metals Hong Kong Ltd.	China	CID000707
Gold	Heraeus Precious Metals GmbH & Co. KG	Germany	CID000711
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	China	CID000801
Gold	Ishifuku Metal Industry Co., Ltd.	Japan	CID000807
Gold	Istanbul Gold Refinery	Turkey	CID000814
Gold	Italpreziosi	Italy	CID002765

Gold	Japan Mint	Japan	CID000823
Gold	Jiangxi Copper Co., Ltd.	China	CID000855
Gold	JSC Uralelectromed	Russian Federation	CID000929
Gold	JX Nippon Mining & Metals Co., Ltd.	Japan	CID000937
Gold	Kazzinc	Kazakhstan	CID000957
Gold	Kennecott Utah Copper LLC	U.S.A.	CID000969
Gold	KGHM Polska Miedz Spolka Akcyjna	Poland	CID002511
Gold	Kojima Chemicals Co., Ltd.	Japan	CID000981
Gold	Korea Zinc Co., Ltd.	Korea, Republic Of	CID002605
Gold	L'Orfebre S.A.	Andorra	CID002762
Gold	LS-NIKKO Copper Inc.	Korea, Republic Of	CID001078
Gold	LT Metal Ltd.	Korea, Republic Of	CID000689
Gold	Marsam Metals	Brazil	CID002606
Gold	Materion	U.S.A.	CID001113
Gold	Matsuda Sangyo Co., Ltd.	Japan	CID001119
Gold	Metalor Technologies (Hong Kong) Ltd.	China	CID001149
Gold	Metalor Technologies (Singapore) Pte., Ltd.	Singapore	CID001152
Gold	Metalor Technologies (Suzhou) Ltd.	China	CID001147
Gold	Metalor Technologies S.A.	Switzerland	CID001153
Gold	Metalor USA Refining Corporation	U.S.A.	CID001157
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	CID001161
Gold	Mitsubishi Materials Corporation	Japan	CID001188
Gold	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001193
Gold	MMTC-PAMP India Pvt., Ltd.	India	CID002509
Gold	Moscow Special Alloys Processing Plant	Russian Federation	CID001204
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	Turkey	CID001220
Gold	Navoi Mining and Metallurgical Combinat	Uzbekistan	CID001236
Gold	Nihon Material Co., Ltd.	Japan	CID001259
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	Austria	CID002779
Gold	Ohura Precious Metal Industry Co., Ltd.	Japan	CID001325
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	Russian Federation	CID001326
Gold	OJSC Novosibirsk Refinery	Russian Federation	CID000493
Gold	PAMP S.A.	Switzerland	CID001352
Gold	Planta Recuperadora de Metales SpA	Chile	CID002919
Gold	Prioksky Plant of Non-Ferrous Metals	Russian Federation	CID001386
Gold	PT Aneka Tambang (Persero) Tbk	Indonesia	CID001397
Gold	PX Precinox S.A.	Switzerland	CID001498

Gold	Rand Refinery (Pty) Ltd.	South Africa	CID001512
Gold	REMONDIS PMR B.V.	Netherlands	CID002582
Gold	Royal Canadian Mint	Canada	CID001534
Gold	SAAMP	France	CID002761
Gold	Safimet S.p.A	Italy	CID002973
Gold	SAFINA A.S.	Czechia	CID002290
Gold	Samduck Precious Metals	Korea, Republic Of	CID001555
Gold	SEMPSA Joyeria Plateria S.A.	Spain	CID001585
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	China	CID001622
Gold	Sichuan Tianze Precious Metals Co., Ltd.	China	CID001736
Gold	Singway Technology Co., Ltd.	Taiwan, Province Of China	CID002516
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	Russian Federation	CID001756
Gold	Solar Applied Materials Technology Corp.	Taiwan, Province Of China	CID001761
Gold	Sumitomo Metal Mining Co., Ltd.	Japan	CID001798
Gold	SungEel HiMetal Co., Ltd.	Korea, Republic Of	CID002918
Gold	T.C.A S.p.A	Italy	CID002580
Gold	Tanaka Kikinzoku Kogyo K.K.	Japan	CID001875
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	China	CID001916
Gold	Tokuriki Honten Co., Ltd.	Japan	CID001938
Gold	TOO Tau-Ken-Altyn	Kazakhstan	CID002615
Gold	Torecom	Korea, Republic Of	CID001955
Gold	Umicore Precious Metals Thailand	Thailand	CID002314
Gold	Umicore S.A. Business Unit Precious Metals Refining	Belgium	CID001980
Gold	United Precious Metal Refining, Inc.	U.S.A.	CID001993
Gold	Valcambi S.A.	Switzerland	CID002003
Gold	Western Australian Mint (T/a The Perth Mint)	Australia	CID002030
Gold	WIELAND Edelmetalle GmbH	Germany	CID002778
Gold	Yamakin Co., Ltd.	Japan	CID002100
Gold	Yokohama Metal Co., Ltd.	Japan	CID002129
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	China	CID002224
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	China	CID000211
Tantalum	D Block Metals, LLC	U.S.A.	CID002504
Tantalum	F&X Electro-Materials Ltd.	China	CID000460
Tantalum	FIR Metals & Resource Ltd.	China	CID002505
Tantalum	Global Advanced Metals Aizu	Japan	CID002558
Tantalum	Global Advanced Metals Boyertown	U.S.A.	CID002557
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	China	CID000616
Tantalum	H.C. Starck Co., Ltd.	Thailand	CID002544

Tantalum	H.C. Starck Hermsdorf GmbH	Germany	CID002547
Tantalum	H.C. Starck Inc.	U.S.A.	CID002548
Tantalum	H.C. Starck Ltd.	Japan	CID002549
Tantalum	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002550
Tantalum	H.C. Starck Tantalum and Niobium GmbH	Germany	CID002545
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	CID002492
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	China	CID002512
Tantalum	Jiangxi Tuohong New Raw Material	China	CID002842
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	CID000914
Tantalum	Jiujiang Tanbre Co., Ltd.	China	CID000917
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	China	CID002506
Tantalum	KEMET Blue Metals	Mexico	CID002539
Tantalum	LSM Brasil S.A.	Brazil	CID001076
Tantalum	Metallurgical Products India Pvt., Ltd.	India	CID001163
Tantalum	Mineracao Taboca S.A.	Brazil	CID001175
Tantalum	Mitsui Mining and Smelting Co., Ltd.	Japan	CID001192
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	China	CID001277
Tantalum	NPM Silmet AS	Estonia	CID001200
Tantalum	QuantumClean	U.S.A.	CID001508
Tantalum	Resind Industria e Comercio Ltda.	Brazil	CID002707
Tantalum	Solikamsk Magnesium Works OAO	Russian Federation	CID001769
Tantalum	Taki Chemical Co., Ltd.	Japan	CID001869
Tantalum	Telex Metals	U.S.A.	CID001891
Tantalum	Ulba Metallurgical Plant JSC	Kazakhstan	CID001969
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	China	CID002508
Tantalum	Yanling Jincheng Tantalum & Niobium Co., Ltd.	China	CID001522
Tin	Alpha	U.S.A.	CID000292
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	China	CID000228
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	China	CID003190
Tin	China Tin Group Co., Ltd.	China	CID001070
Tin	Dowa	Japan	CID000402
Tin	EM Vinto	Bolivia (Plurinational State Of)	CID000438
Tin	Fenix Metals	Poland	CID000468
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	CID000538
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	China	CID001908
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	CID000555
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	CID003116
Tin	Jiangxi New Nanshan Technology Ltd.	China	CID001231
Tin	Ma'anshan Weitai Tin Co., Ltd.	China	CID003379
Tin	Magnu's Minerais Metais e Ligas Ltda.	Brazil	CID002468
Tin	Malaysia Smelting Corporation (MSC)	Malaysia	CID001105
Tin	Melt Metais e Ligas S.A.	Brazil	CID002500
Tin	Metallic Resources, Inc.	U.S.A.	CID001142

Tin	Metallo Belgium N.V.	Belgium	CID002773
Tin	Metallo Spain S.L.U.	Spain	CID002774
Tin	Mineracao Taboca S.A.	Brazil	CID001173
Tin	Minsur	Peru	CID001182
Tin	Mitsubishi Materials Corporation	Japan	CID001191
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	Thailand	CID001314
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	CID002517
Tin	Operaciones Metalurgicas S.A.	Bolivia (Plurinational State Of)	CID001337
Tin	PT Artha Cipta Langgeng	Indonesia	CID001399
Tin	PT ATD Makmur Mandiri Jaya	Indonesia	CID002503
Tin	PT Menara Cipta Mulia	Indonesia	CID002835
Tin	PT Mitra Stania Prima	Indonesia	CID001453
Tin	PT Prima Timah Utama	Indonesia	CID001458
Tin	PT Refined Bangka Tin	Indonesia	CID001460
Tin	PT Stanindo Inti Perkasa	Indonesia	CID001468
Tin	PT Timah Tbk Kundur	Indonesia	CID001477
Tin	PT Timah Tbk Mentok	Indonesia	CID001482
Tin	PT Tinindo Inter Nusa	Indonesia	CID001490
Tin	Resind Industria e Comercio Ltda.	Brazil	CID002706
Tin	Rui Da Hung	Taiwan, Province Of China	CID001539
Tin	Soft Metais Ltda.	Brazil	CID001758
Tin	Thaisarco	Thailand	CID001898
Tin	Tin Technology & Refining	U.S.A.	CID003325
Tin	White Solder Metalurgia e Mineracao Ltda.	Brazil	CID002036
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	China	CID002158
Tin	Yunnan Tin Company Limited	China	CID002180
Tungsten	A.L.M.T. Corp.	Japan	CID000004
Tungsten	ACL Metais Eireli	Brazil	CID002833
Tungsten	Asia Tungsten Products Vietnam Ltd.	Viet Nam	CID002502
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	China	CID002513
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	China	CID000258
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	China	CID002645
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	CID000875
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	China	CID002315
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	China	CID002494
Tungsten	Global Tungsten & Powders Corp.	U.S.A.	CID000568
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	China	CID000218
Tungsten	H.C. Starck Smelting GmbH & Co. KG	Germany	CID002542
Tungsten	H.C. Starck Tungsten GmbH	Germany	CID002541
Tungsten	Hunan Chenzhou Mining Co., Ltd.	China	CID000766
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	China	CID000769

Tungsten	Hydrometallurg, JSC	Russian Federation	CID002649
Tungsten	Japan New Metals Co., Ltd.	Japan	CID000825
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	China	CID002551
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	China	CID002321
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	China	CID002318
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	China	CID002317
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	China	CID002316
Tungsten	Kennametal Fallon	U.S.A.	CID000966
Tungsten	Kennametal Huntsville	U.S.A.	CID000105
Tungsten	KGETS Co., Ltd.	Korea, Republic Of	CID003388
Tungsten	Lianyou Metals Co., Ltd.	Taiwan, Province Of China	CID003407
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	China	CID002319
Tungsten	Masan Tungsten Chemical LLC (MTC)	Viet Nam	CID002543
Tungsten	Moliren Ltd.	Russian Federation	CID002845
Tungsten	Niagara Refining LLC	U.S.A.	CID002589
Tungsten	Philippine Chuangxin Industrial Co., Inc.	Philippines	CID002827
Tungsten	Unecha Refractory metals plant	Russian Federation	CID002724
Tungsten	Wolfram Bergbau und Hutten AG	Austria	CID002044
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	China	CID002320
Tungsten	Xiamen Tungsten Co., Ltd.	China	CID002082
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	China	CID002830

APPENDIX B: COUNTRIES OF ORIGIN
Includes: List of countries that declared smelters are known to source from.

Country List
Afghanistan
Åland Islands
Albania
American Samoa
Andorra
Angola
Argentina
Armenia
Australia
Austria
Belarus
Belgium
Bermuda
Bolivia (Plurinational State of)
Brazil
Bulgaria
Burundi
Cambodia
Canada
Central African Republic
Chile
China
Colombia
Congo
Democratic Republic of Congo
Djibouti
Dominica
Dominican Republic
Ecuador
Egypt
Eritrea
Estonia
Ethiopia
Finland
France
Germany
Ghana
Guinea
Guyana
Hong Kong
Hungary
1

India
Indonesia
Ireland
Israel
Italy
Japan
Kazakhstan
Kenya
Korea
Kyrgyzstan
Liberia
Luxembourg
Madagascar
Malaysia
Mali
Mauritania
Mexico
Mongolia
Morocco
Mozambique
Myanmar
Namibia
Netherlands
New Zealand
Niger
Nigeria
Panama
Papua New Guinea
Peru
Philippines
Poland
Portugal
Russian Federation
Rwanda
Saudi Arabia
Sierra Leone
Singapore
Slovakia
Slovenia
South Africa
South Sudan
Spain
Sudan
Suriname
Sweden
2

Switzerland
Taiwan
Tajikistan
Tanzania
Thailand
Turkey
Uganda
United Arab Emirates
United Kingdom
United States
Uzbekistan
Viet Nam
Zambia
Zimbabwe

3